Exhibit 10.16

As of July 31, 2024

Mr. Jeffrey Hirsch

Via Email Delivery

RE: Amendment No. 2 to Employment Agreement

Dear Mr. Hirsch:

Reference is hereby made to that certain Employment Agreement between Lions Gate Entertainment Corp. (the “Company” or “Lions Gate”) and Jeffrey Hirsch (“Employee”) dated as of August 1, 2019 and that certain Amendment of Employment Agreement dated as of July 31, 2023 (collectively, the “Agreement”). For good and valuable consideration, the Company and Employee agree to amend and restate certain provisions of the Agreement, effective as of May 31, 2024, as follows:

1. The first two sentences of Section 1(a) of the Agreement are hereby amended and restated, to read in their entirety, as follows:

“The Term of this Agreement began on August 1, 2019 and will end on July 31, 2025, subject to earlier termination as provided for in Section 8 below (the “Term”). The Company and Employee agree that references to this “Agreement” shall mean this Agreement, as may be amended from time to time.”

2. Section 2(a) of the Agreement is hereby amended and restated, to read in its entirety, as follows:

“From August 1, 2019 through July 31, 2024, Employee will be paid a base salary at the annualized rate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00). From August 1, 2024 through July 31, 2025, Employee will be paid a base salary at the annualized rate of One Million Five Hundred Thousand Dollars ($1,500,000.00) (collectively, the “Base Salary”).”

3. Section 5(i)(iv) of the Agreement is hereby amended and restated to read in its entirety as follows:

“In the event that Employee’s services pursuant to this Agreement are set to expire in due course on July 31, 2025, and before the conclusion of the Term the Company does not offer Employee either: (x) a renewal or extension of this Agreement; or, (y) a renewal or extension of this Agreement with substantially similar terms as this Agreement, Employee’s services to the Company shall terminate on July 31, 2025 (unless Employee chooses to accept Company’s offer, even if it does not provide substantially similar terms) and the portions of the Annual Equity Awards, that have been granted prior to Employee’s termination date, that are then outstanding and not yet vested, and are scheduled to vest within the period of twelve (12) months following the date of such termination of

Employee’s employment, shall immediately accelerate and become fully vested (subject to Employee’s satisfying the requirement to provide a general release of claims in accordance with Section 8(a)(v)), provided, however, that any such portion shall vest only to the extent it is granted and not yet vested on Employee’s termination date (and any portion of each such award that is not vested after giving effect to such acceleration provision shall terminate on Employee’s termination date).”

4. Section 8(a)(viii) of the Agreement is hereby amended and restated, to read in its entirety as follows:

“In the event that Employee’s services pursuant to this Agreement are set to expire in due course on July 31, 2025, and before the conclusion of the Term, the Company does not offer Employee either: (x) a renewal or extension of this Agreement; or, (y) a renewal or extension of this Agreement with substantially similar terms as this Agreement, Employee’s services to the Company shall terminate on July 31, 2025 (unless Employee chooses to accept Company’s offer, even if it does not provide substantially similar terms) and Employee shall be entitled to receive a severance payment equal to twelve (12) months’ Base Salary at the rate then in effect, subject to Employee’s execution and delivery to the Company of a general release of claims in a form acceptable to the Company not more than twenty-one (21) days (or forty-five (45) days, as required by law) after the date the Company provides such release (and Employee’s not revoking such release within any revocation period provided under applicable law). Such payment shall be made in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section l.409A-l(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s provision of the payment referred to in this Section 8(a)(viii), in addition to: (x) Employee’s continued eligibility for payment by the Company of any bonus payable pursuant to Section 2(c) or Section 2(d) on a prorated basis for the fiscal year in which such termination of employment occurs based on the amount of such fiscal year worked by Employee; (y) any amounts or benefits due to Employee under Section 5 above; and, (z) the accrued obligations described in Section 8(b) below, shall relieve the Company of any and all further payments owed to Employee.”

5. Except as set forth in this Amendment No. 2, the Agreement shall remain in full force and effect without modification. All capitalized terms not defined herein shall have the meaning set forth in the Agreement. The Agreement, as superseded in part and amended by this Amendment No. 2, constitutes the entire agreement between the parties with respect to the subject matter therein and supersedes any and all other agreements or understandings, either oral or written, between the parties with respect to such subject matter. Any other amendment or modification to the Agreement or this Amendment No. 2 must be in a writing executed by the parties hereto. This Amendment No. 2 may be signed in counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

Please acknowledge your agreement to the above terms by signing below where indicated.

Very truly yours,

Lions Gate Entertainment Corp.

/s/ Bruce Tobey
Bruce Tobey
Executive Vice President and General Counsel

AGREED AND ACCEPTED:

Date: September 9, 2024

/s/ Jeffrey Hirsch
JEFFREY HIRSCH